Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dillard’s, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333-220063, 333-218299, 333‑202574, 333-181623, 333-167937, 333-164361, 333-156029, 333-147636, 333-126000, 333-89180 and 333-89128) on Form S-8 of Dillard’s, Inc. of our report dated March 28, 2018, with respect to the consolidated balance sheets of Dillard’s, Inc. and subsidiaries as of February 3, 2018 and January 28, 2017, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended February 3, 2018, and the effectiveness of internal control over financial reporting as of February 3, 2018, which report appears in the February 3, 2018 annual report on Form 10‑K of Dillard’s, Inc.

/s/ KPMG LLP
Dallas, Texas
March 30, 2018